UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 26, 2014

TIBCO Software Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26579	77-0449727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3303 Hillview Avenue
Palo Alto, California 94304-1213
(Address of principal executive offices, including zip code)

(650) 846-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On June 26, 2014, the Board of Directors of TIBCO Software Inc. (“TIBCO”) reviewed its non-employee director equity compensation. The compensation policy for non-employee directors continues to target total cash compensation at the 50th percentile and long-term equity incentive awards at the 50th percentile of TIBCO’s peer group. At the June 26, 2014 meeting, the Board of Directors elected to alter the manner in which the size of equity awards granted upon reappointment will be determined such that a member will no longer receive a fixed number of restricted stock units. Instead, upon reappointment to the Board of Directors at the annual meeting of stockholders, a non-employee director who had been serving on the Board of Directors for at least six months prior to the annual meeting will receive a grant of restricted stock units on the date of such re-election with an approximate value equal to the dollar value of long-term equity incentive awards at the 50th percentile of TIBCO’s peer group. For awards to be made in connection with TIBCO’s annual meeting in 2015, the value shall be $225,000. The actual number of restricted stock units will be determined based on the closing sale price of TIBCO’s common stock on the date of grant. The vesting schedule for these grants is unchanged, and they will vest in full on the earlier of (a) the first annual meeting of TIBCO’s stockholders that occurs after the vesting commencement date or (b) the first anniversary of the vesting commencement date. The cash compensation component for non-employee directors remains unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIBCO Software Inc.

By:	/s/ William R. Hughes
William R. Hughes Executive Vice President, General Counsel and Secretary

Date: July 1, 2014